Exhibit 99.1
ECA Marcellus Trust I Announces Completion of Initial Public Offering of $176,050,000
AUSTIN, TX — July 7, 2010 — ECA Marcellus Trust I (NYSE: ECT), sponsored by Energy Corporation of America (ECA), a privately held energy exploration and production company, today announced the completion of its initial public offering of 8,802,500 of its common units, with total gross proceeds of $176,050,000.
ECA and certain affiliates hold the remaining 8,802,500 million units of ECT. The underwriters may also purchase up to an additional 1,320,375 common units from ECA at the initial public offering price within 30 days of June 30, 2010.
This publicly traded royalty trust consists of 14 producing horizontal Marcellus wells and 52 horizontal Marcellus wells to be drilled over four years, all located in Greene County, Pennsylvania. ECA presently holds 9,300 acres in this area. ECA conveyed the producing wells to the trust in connection with this offering and will be responsible for drilling the undeveloped wells.
A registration statement relating to these securities was declared effective on June 30, 2010, by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Raymond James & Associates, Inc. and Citi acted as lead book-running managers of this offering. Oppenheimer & Co. Inc., RBC Capital Markets Corporation and Robert W. Baird & Co. Incorporated acted as co-managers. This offering of common units was made only be means of a prospectus, copies of which may be obtained from Raymond James & Associates, Inc., Attn: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716 or by calling (800) 248 8863, or from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, or by calling (800) 831-9146 or by e-mailing batprospectusdept@citi.com.
About ECA Marcellus Trust I:
ECT is a Delaware statutory trust formed by ECA to own term and perpetual royalty interests in natural gas wells owned by ECA in the Marcellus Shale formation in Greene County, Pennsylvania.
About Energy Corporation of America:
ECA is a privately held energy company engaged in the exploration, development, production, gathering, aggregation and sale of natural gas and oil, primarily in the Appalachian Basin, Gulf Coast and Rocky Mountain regions of the United States and in New Zealand. ECA owns and operates approximately 5,100 wells, 5,000 miles of pipeline, and 1,000,000 acres in North America alone.

Contact:
The Bank of New York Mellon Trust Company, N.A., as Trustee of ECT
Michael J. Ulrich, Vice President
(512) 236-6599